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The Board of Directors
ARTISTdirect, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-53208, No. 333-38104 and No. 333-41630) on Form S-8 of ARTISTdirect, Inc.
(and its predecessor company ARTISTdirect, LLC) and subsidiaries of our report dated February 19, 2001, with respect to the consolidated balance sheets of ARTISTdirect, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, changes in members' and stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000, Annual Report on Form 10-K of ARTISTdirect, Inc.



Los Angeles, California                                                KPMG LLP
April 2, 2001